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                                                                     EXHIBIT 5.1



                         [LATHAM & WATKINS LETTERHEAD]



September 4, 2001



Women First HealthCare, Inc.
12220 El Camino Real, Suite 400
San Diego, California 92130

               Re: Women First HealthCare, Inc. Registration Statement on Form S-3 -- 5,214,973 Shares of Common Stock, Par Value $0.001 Per Share

Ladies and Gentlemen:

               In connection with the registration by Women First HealthCare, Inc., a Delaware corporation (the "Company") of 5,214,973 shares of common stock of the Company, par value $0.001 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on September 4, 2001 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. Of the Shares being registered, (i) 3,499,998 shares were issued to various investors in August 2001 in a private placement transaction (the "Private Placement Shares"); (ii) 422,467 shares were issued to Elan International Services, Ltd. (the "Elan Shares") in June 2001 pursuant to a securities purchase agreement; (iii) 1,073,884 shares (the "Elan Conversion Shares") are issuable upon conversion of a convertible secured promissory note issued to Elan Pharma International Limited in June 2001; (iv) 18,300 shares were issued to an investor in January 1998 in a private placement transaction (the "1998 Shares"); and (v) 200,324 shares (the "Warrant Shares") are issuable upon exercise of currently exercisable warrants (the "Warrants").

               In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization of the Shares and the issuance and sale of the Private Placement Shares, the Elan Shares and the 1998 Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

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LATHAM & WATKINS

Women First HealthCare, Inc.
September 4, 2001
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               We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

               Subject to the foregoing, it is our opinion that, as of the date of this opinion, the Shares have been duly authorized; the Private Placement Shares, the Elan Shares and the 1998 Shares were validly issued and are fully paid and nonassessable; and upon conversion of the convertible secured promissory note and exercise of the Warrants in accordance with their terms, the Elan Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable.

               We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                            Very truly yours,

                                            /s/ LATHAM & WATKINS
                                            ---------------------------------
                                            Latham & Watkins